Exhibit 99.1

THE INVENTURE GROUP, INC.  ANNOUNCES

RECORD EARNINGS IN 2008

PHOENIX, Ariz. — February 26, 2009 — The Inventure Group, Inc. (NASDAQ: SNAK) Today Reported Financial Results for the Fourth Quarter and Fiscal Year Ended December 27, 2008.

Fourth Quarter:

Net Revenues for the Fourth Quarter ended December, 27, 2008 were $27.8 million, up 8.5% versus $25.6 million last year. Sales of the snack division were up 8.8% for the quarter. Key drivers of the revenue increase were the continued growth in the kettle chip business, up by 27% with the Boulder CanyonTM Natural Foods brand leading the way at +36%, and BURGER KING™ snacks which contributed $1.4 million of revenue for the quarter. These increases were partially offset by a 2.5% decline in the T.G.I. Fridays® business, although down for the quarter, was a major improvement from the previous three quarters this year.

Sales of the Rader Farms® division were $8.9 million, an increase of 7.9% versus prior year even though certain customers reduced their year end inventories.

Consolidated EBITDA for the quarter was $1.4 million versus $0.6 million last year. A key driver of the EBITDA improvement was the impact of the sales increases as well as margin improvements in both divisions.

Consolidated Net Income was $0.1 million or $0.01 per basic and diluted share versus a loss of $(2.0) million, or $(0.10) per basic and diluted share last year.

Total Year 2008:

Total year Net Revenues were $113.1 million, up 24.4% versus $90.9 million last year. The snack division delivered Net Revenues of $74.7 million, up 6.4% versus $70.2 million a year ago. The snack revenue growth was attributable to continued strong growth in the kettle chip category with Boulder Canyon™ Natural Foods up 29% versus last year and Poore Brothers® Kettle Chips up 18% versus year ago. BURGER KING™ snacks contributed $5.5 million of sales for the year. These increases were partially offset by a 12.5 % decline in the T.G.I. Fridays® business.

Rader Farms® delivered Net Revenue of $38.4 million, up 15% on a stand alone basis versus last year.

Key Financial Highlights for 2008:

•                  Gross Profit was $22.2 million or 19.6% of sales, up 42% and 2.5 percentage points as a percent of sales versus last year. The snack division Gross profit was $14.8 million, up 27% and 3.2 percentage points versus last year. This increase in snack was primarily attributable to increased volume, price increases implemented earlier in the year as well as lower plant costs on a per pound basis.  Rader Farms® Gross Profit contribution was $7.4 million.

•                  Selling, General and Administrative expenses (SG&A) were $16.8 million or 14.9 % of sales versus $16.8 million and 18.5% of sales last year. Last years’ SG&A expenses included a write down of intangibles of $2.7 million. Excluding this write down, the SG&A expenses last year would have been 15.5% of sales.

•                  Operating Income was $5.4 million which was up 275% versus last year adjusted for the write down.

•                  Net Income was $2.4 million or $0.13 per basic and diluted share versus a loss of $(1.5) million or $(0.08) per basic and diluted share last year.

•                  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $8.2 million for the year, an increase of 129% and 3.3 percentage points as a percent of sales versus last year. A table reconciling EBITDA to Net Income is presented at the end of the condensed consolidated financial statements included in the release.

“We are very pleased with our results”, said Terry McDaniel, President and CEO of The Inventure Group. “In a time when the economy is in trouble, we managed to grow both of our businesses and deliver $8.2 million of EBITDA in 2008. This represents a 61% increase over the highest earnings in the company’s history.”

“Our snack division delivered strong sales and profit growth. Boulder Canyon™ Natural Foods continues to outperform the category in the Natural Channel and it grew by another 29% in 2008 over the 32% it grew in 2007. Poore Brothers® Kettle Chips had its first national account with a national drug chain and it grew by 18% in 2008. BURGER KINGTM continues to perform solidly and contributed $5.5 million for the year. We also managed to mitigate a great deal of the volume losses in T.G.I. Friday’s® where Q4 sales were only down 2.5%. Although Friday’s was down 12.5% for the total year, our pounds out of our Bluffton plant were only down 2.5% for the year attributable to the launch of the Boulder Rice and Bean product as well a couple of new Private Label brands being produced at the Bluffton facility.”

“Our Rader Farms® division continues to deliver strong results in both the top and bottom lines. On a stand alone basis, revenue growth was 15% and we saw margin improvements versus last year. We converted the company over to our Oracle ERP platform and our associates there are excited about the new “tools” available to them.”

“One of our strategies in 2009 has been to focus on our healthy/better for you portfolio which consists of the Rader Farms® products and our Boulder Canyon™ Natural Foods brands. This category for us now represents 41% of total sales in 2008.”

“In summary, we had a terrific year in 2008. We delivered record top line and EBITDA earnings. Our Rader Farms® business is strong and growing and we expect that momentum to continue in 2009 with the addition of new products like the Rader Farms® Smoothie mix and the addition of new customers. Our snack business, on the strength of the tremendous growth of Boulder Canyon continues to grow. We are investing in our Arizona plant to increase capacity and improve efficiencies and we are adding new products as well as high end private label business to our portfolio.”

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different™ specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s®, BURGER KING®, Rader Farms®, Boulder Canyon Natural Foods™, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Twelve Months Ended
	Dec. 27, 2008	Dec. 29, 2007	Dec. 27, 2008	Dec. 29, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$27,816,849	$25,632,191	$113,058,715	$90,910,580
Cost of revenue	23,111,156	22,007,209	90,864,406	75,331,567
Gross profit	4,705,693	3,624,982	22,194,309	15,579,013
Selling, general & administrative expenses	4,051,628	3,684,159	16,827,692	14,146,981
Impairment of intangible assets	0	2,671,372	0	2,671,372
Operating income (loss)	654,065	(2,730,549)	5,366,617	(1,239,340)
Interest income (expense), net	(275,408)	(409,402)	(1,275,535)	(974,223)
Income (loss) before income taxes	378,657	(3,139,951)	4,091,082	(2,213,563)
Income tax (provision) benefit	(246,441)	1,157,763	(1,721,791)	710,090
Net income (loss)	$132,216	$(1,982,188)	$2,369,291	$(1,503,473)

Earnings (loss) per common share:
Basic	$0.01	$(0.10)	$0.13	$(0.08)
Diluted	$0.01	$(0.10)	$0.13	$(0.08)
Weighted average number of common shares:
Basic	18,452,948	18,933,971	18,706,180	19,206,344
Diluted	18,452,948	18,933,971	18,706,180	19,206,344

EBITDA Reconcilation:

Net Income (loss)	$132,216	$(1,982,188)	$2,369,291	$(1,503,473)
Add: Depreciation	721,780	627,717	2,737,626	2,054,013
Add: Amortization	15,610	2,671,711	49,025	2,742,795
Add: Interest (Income) Expense	275,408	409,402	1,275,535	974,223
Add: Taxes	246,441	(1,157,763)	1,721,791	(710,090)
EBITDA	$1,391,455	$568,879	$8,153,268	$3,557,468

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 27, 2008	Dec. 29, 2007
	(unaudited)	(unaudited)
Current assets	$25,257,336	$22,572,698
Property and equipment, net	24,548,060	23,436,752
Other assets, net	14,673,168	14,681,269
Total assets	$64,478,564	$60,690,719

Line of credit	$8,188,990	$7,452,309
Other current liabilities	13,779,474	11,486,331
Long-term debt	11,251,510	12,445,383
Other long-term liabilities	2,506,361	1,574,727
Total liabilities	35,726,335	32,958,750
Shareholders’ equity	28,752,229	30,713,543
Treasury Stock, at cost	0	(2,981,574)
Total liabilities and shareholders’ equity	$64,478,564	$60,690,719